Exhibit 99.1

RiceBran Technologies Reports Fourth Quarter 2022 Results

TOMBALL, Texas, March 16, 2023 – RiceBran Technologies (NASDAQ: RIBT) (the “Company”), a global leader in the development and manufacture of nutritional and functional ingredients derived from rice and other small and ancient grains for human food, nutraceutical, pet care and equine feed applications, today announced financial results for the fourth quarter ended December 31, 2022.

Summary Results ($000s)	4Q22	4Q21	% Chg.	Qual	FY22	FY21	% Chg.	Qual
Revenue	$10,616	$8,043	32%	Improved	$41,617	$31,131	34%	Improved
Gross Profit (Loss)	$(87)	$(107)	(19%)	Improved	$(759)	$442	NM	Declined
SG&A	$1,525	$1,611	(5%)	Improved	$6,690	$7,087	(6%)	Improved
Operating Loss	$(1,612)	$(5,634)	(71%)	Improved	$(7,302)	$(10,566)	(31%)	Improved
Net Loss	$(1,679)	$(5,404)	(69%)	Improved	$(7,858)	$(8,949)	(12%)	Improved
Adj. EBITDA Loss (non-GAAP)*	$(654)	$(806)	(19%)	Improved	$(3,766)	$(2,927)	29%	Declined

* Reconciliation of GAAP to Non-GAAP measures follows.

Fourth Quarter and Full Year 2022 Financial Highlights

RiceBran generated a 34% increase in revenue in 2022, driven by strong growth from both specialty milling businesses, and higher core-SRB sales. Gross losses for the year, compared to gross profits in 2021, were due to a decline in Value-add SRB derivatives sales and profit contribution which offset improvements in all other businesses. Operating and net losses declined for the year due to non-cash charges in 2021, excluding these benefits, adjusted EBITDA losses increased for the year due to lower gross profit contributions. Favorable trends in the fourth quarter were driven by significant operational improvements at Golden Ridge and efforts to reduce SG&A.

●

Revenue grew 34% in 2022 to nearly $42 million. Total revenue was $10.6 million in the fourth quarter of 2022, a 32% increase from $8 million in the fourth quarter of 2021. Total revenue was $41.6 million in 2022, a 34% increase from $31.1 million in 2021. Growth for the quarter, and for the year, was led by MGI and Golden Ridge, and helped by growth in core-SRB sales, offset by a decline in Value-add SRB derivative sales.

●

Company returns to gross losses for the year. Gross losses were $87,000 in the fourth quarter of 2022, versus gross losses of $107,000 a year ago. Gross losses were $759,000 for the full year 2022, a $1.2 million decline from gross profits of $442,000 in 2021. Losses for the quarter, and for the year, were driven by a decline in Value-add SRB derivative sales, offset by improved results from Golden Ridge and MGI.

●

SG&A fell to 14% of sales in 2022 from 20% in 2021. SG&A in the fourth quarter declined 5% to $1.5 million from $1.6 million a year ago. Total SG&A for the year declined 6% to $6.7 million, from $7.1 million in 2021. Lower SG&A for the quarter, and for the year, was driven by reductions in director compensation and lower corporate overhead expenses, principally lower compensation expenses.

●

Operating and net losses widen due to gross losses. Operating losses for the year fell 31% to $7.3 million from $10.6 million in 2021, while net losses declined 12% in 2022 to $7.9 million, or $1.42 per share, from $9 million, or $1.87 per share, in 2021. Net losses in 2021 included a gain of $1.8 million in the first quarter for the forgiveness of the SBA PPP loan, and a $3.9 million charge in the fourth quarter for goodwill impairment.

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Adjusted EBITDA (non-GAAP*) losses rise in 2022. Adjusted EBITDA losses were $654,000 in the fourth quarter of 2022, a 19% decrease from losses of $806,000 in the fourth quarter of 2021. Adjusted EBITDA losses for 2022 were $3.8 million, a 29% increase from losses of $2.9 million in 2021. The improvement in the fourth quarter stemmed from a significant improvement in contribution from Golden Ridge, while the decline for the year reflected the decline in contribution from our Value-Add SRB derivatives business.

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Company ends 2022 with $3.9 million in cash. RiceBran ended 2022 with $3.9 million in total cash, down from $5.8 million at the end of 2021. The year-over-year decline in total cash was due to higher operating losses in 2022 than 2021. RiceBran raised $2.1 million in the fourth quarter of 2022, $1.3 million in net proceeds from the sale of common stock, and $0.9 million from refinancing Golden Ridge’s term loan.

Fourth Quarter and Full Year 2022 Operating Highlights

RiceBran operations saw mixed results in 2022. The milling businesses generated strong growth and an improved profit contribution. The core-SRB business continued to deliver double digit revenue growth, but the SRB derivatives business continued to face market and operational challenges.

●

Golden Ridge turnaround realized in the fourth quarter. After being a significant drag on RiceBran results since its acquisition, Golden Ridge delivered its first full-quarter positive contribution to adjusted EBITDA in the fourth quarter as the benefits of continued improvement in operations coalesced with strong sourcing and sales execution under the new operating agreement with Gander Foods.

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MGI grew profit contribution and expanded operations. MGI delivered robust sales growth and more than doubled its contribution to adjusted EBITDA in 2022. Strong execution from the local team supported continuation of these trends in the fourth quarter despite the disruption from capital improvements. This project increased capacity by 50% and broadened MGI's capabilities to provide a solid growth platform.

●

Core SRB business generated double digit growth. RiceBran was able to accelerate growth in its core-SRB business through strong execution, although results fell short of expectations due to technical issues with new applications. The benefits of higher volumes and solid pricing trends were largely offset by higher input and operating costs resulting in little change in the business’s contribution to adjusted EBITDA.

●

Setbacks in Value-add SRB derivatives weigh on overall results. RiceBran’s Value-add SRB derivatives business saw a significant decline in revenue and contribution to adjusted EBITDA in 2022 that offset gains elsewhere. Setbacks in this business were driven by raw material and processing issues which led to inadequate production and resulted in customer losses in the face of new competition.

In light of RiceBran’s challenges in achieving its operating and financial targets in 2022, the Company is currently undergoing a strategic review of all the possible alternatives to generate improved returns to its shareholders.

Conference Call Information

RiceBran Technologies will host a conference call today, Thursday, March 16, at 4:30 p.m. EST to discuss the Company’s financial results for the fourth quarter ended December 31, 2022.

The call information is as follows:

●	Date: March 16, 2023

●	Time: 4:30 p.m. Eastern Standard Time

●	Toll Free Dial-in number for US/Canada: 888-506-0062

●	Dial-In number for international callers: 973-528-0011

●	Participant Access Code: 189245

●	Webcast: https://www.ricebrantech.com/investors

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 7 p.m. EST on March 16, 2023, until 11:59 p.m. EST on March 30, 2023, by dialing 877-481-4010 (United States) or 919-882-2331 (international) and using the passcode 47775.

About RiceBran Technologies

RiceBran Technologies is a specialty ingredient company focused on the development, production, and marketing of products derived from traditional and ancient small grains. Notably, we are a global leader in the production and marketing of stabilized rice bran (SRB), and high value-added derivative products derived from SRB, as well as a processor of rice, rice co-products, and barley and oat products. We create and produce products utilizing proprietary processes to deliver improved nutrition, ease of use, and extended shelf-life, while addressing consumer demand for all natural, non-GMO and organic products. The target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers, both domestically and internationally. More information can be found in the Company’s filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Forward-Looking Statements

This release contains forward-looking statements, including, but not limited to, statements about RiceBran’s expectations regarding its future financial results, sales growth, adjusted EBITDA (non-GAAP) improvements, and SG&A. These statements are made based upon current expectations that are subject to known and unknown risks and uncertainties, including the risks that operations are disrupted by the COVID-19 pandemic and timing of profitable operations. RiceBran Technologies does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in RiceBran Technologies’ filings with the Securities and Exchange Commission, including its most recent periodic reports.

Use of Non-GAAP Financial Information

We utilize “adjusted EBITDA” “Net Cash” and “Net Debt” as supplemental measures in our ongoing analysis of short term and long-term cash requirement and liquidity needs. Management uses adjusted EBITDA as an indicator of our current financial performance. By eliminating the impact of all material non-cash charges as well as items that do not regularly occur, we believe that adjusted EBITDA provides a more accurate and informative indicator of our cash requirements. Adjusted EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles (“GAAP”), is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to adjusted EBITDA).

The tables below contain a reconciliation of net loss (GAAP) and adjusted EBITDA (non-GAAP) for the three and nine months ended December 31, 2022 and December 31, 2021, and for Net Cash (non-GAAP) and Net Debt (non-GAAP) for the periods ended December 31, 2022 and December 31, 2021. We do not provide a reconciliation of forward-looking net loss (GAAP) to adjusted EBITDA (non-GAAP). Due to the nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods. Any forward-looking adjusted EBITDA information that we may provide from time to time consistently excludes the same items from projected net loss that are excluded from actual net loss in the table below.

Investor Contact

Rob Fink

FNK IR

ribt@fnkir.com

646.809.4048

RiceBran Technologies
Consolidated Income Statement (GAAP)
(in $000, except per share amounts)

	3 Months Ended (Unaudited)			12 Months Ended
	12/31/22	12/31/21	% Chg.	12/31/22	12/31/21	% Chg.

Revenue	$10,616	$8,043	32%	$41,617	$31,131	34%
Cost of Goods Sold	(10,703)	(8,150)	31%	(42,376)	$(30,689)	38%
Gross Profit (Loss)	(87)	(107)	(19%)	(759)	442	NM
Gross Margin	(1%)	(1%)		(2%)	1%

Selling, General & Admin.	(1,525)	(1,611)	(5%)	(6,690)	(7,087)	(6%)
Impairment of goodwill	-	(3,915)	NM	-	(3,915)	NM
Loss (Gain) on PP&E	-	(1)	NM	147	(6)	NM
Operating Loss	$(1,612)	$(5,634)	(71%)	$(7,302)	$(10,566)	(31%)

Interest Expense	(163)	(110)	48%	(550)	(462)	19%
Gain on Extinguishment of PPP loan	-	-	-	-	1,792	NM
Change in FV of Derivative Warrant Liability	165	389	(58%)	189	389	(51%)
Other Expense	(70)	(29)	141%	(176)	(81)	117%
Loss Before Income Taxes	(1,680)	(5,384)	(69%)	(7,839)	(8,928)	(12%)

Income Taxes	1	(20)	NM	(19)	(21)	NM
Net Loss	$(1,679)	$(5,404)	(69%)	$(7,858)	$(8,949)	(12%)

Basic & Diluted Loss per Share:	$(0.28)	$(1.04)	(73%)	$(1.42)	$(1.87)	(24%)

Weighted Avg. Shares Outstanding (Basic & Diluted):	6,039	5,193	16%	5,515	4,774	16%

RiceBran Technologies
Consolidated Balance Sheets
(in $000)

	Period Ending
	12/31/22	12/31/21	% Chg.
Assets

Cash and Cash Equivalents	$3,941	$5,825	(32%)
Accounts Receivable, net	3,703	4,136	(10%)
Inventories	2,378	2,444	(3%)
Other Current Assets	1,046	810	29%
Total Current Assets	$11,068	$13,215	(16%)

PP&E, Net	14,207	15,444	(8%)
Operating Lease right-of-use assets	1,778	2,127	(16%)
Intangibles	380	527	(28%)
Total Assets	$27,433	$31,313	(12%)

Liabilities and Shareholders' Equity

Accounts Payable	$1,232	$826	49%
Commodities Payable	1,546	1,702	(9%)
Accruals	1,820	1,470	24%
Leases, Current	516	468	10%
Debt, Current	6,163	4,690	31%
Total Current Liabilities	$11,277	$9,156	23%

Leases, Not Current	1,882	2,048	(8%)
Debt, Not Current	1,296	1,356	(4%)
Derivative Warrant Liability	69	258	(73%)
Total Liabilities	$14,524	$12,818	13%

Preferred Stock	75	75	-
Common Stock	328,551	326,279	1%
Accumulated Deficit	(315,717)	(307,859)	3%
Total Shareholders’ Equity	$12,909	$18,495	(30%)

Total Liabilities and Shareholders’ Equity	$27,433	$31,313	(12%)

RiceBran Technologies
Consolidated Statement of Cash Flows
(in $000)

	3 Months Ended (Unaudited)			12 Months Ended
	12/31/22	12/31/21	% Chg.	12/31/22	12/31/21	% Chg.
Cash Flow from Operations
Net Loss	$(1,679)	$(5,404)	(69%)	$(7,858)	$(8,949)	(12%)
Adjs. to reconcile net loss to net cash used in operating activities:
Depreciation	528	576	(8%)	2,103	2,397	(12%)
Amortization	31	45	(31%)	147	195	(25%)
Share-Based Compensation	399	292	37%	1,286	1,132	14%
Impairment of goodwill	-	3,915	NM	-	3,915	NM
Loss (Gain) on Involuntary Conversion of PP&E	-	1	NM	(147)	6	NM
Gain on Extinguishment of PPP Debt	-	-	-	-	(1,792)	NM
Change in FV of Derivative Warrant Liability	(165)	(389)	(58%)	(189)	(389)	(51%)
Provision for bad debts	(41)	2	NM	64	15	NM
Accretion of Interest	24	83	(71%)	24	83	(71%)
Other	(34)	(54)	(37%)	(33)	-	NM
Changes in operating assets and liabilities:
Accounts Receivable	1,333	(1,314)	NM	369	(1,332)	NM
Inventories	309	(271)	NM	66	(566)	NM
Accounts Payable	(470)	(314)	50%	624	280	NM
Commodities Payable	(414)	257	NM	(156)	876	NM
Other	102	362	(72%)	(236)	(69)	NM
Net Cash Flow from Operations	$(77)	$(2,213)	(97%)	$(3,936)	$(4,198)	(6%)

Cash Flow from Investing
Purchases of PP&E	(152)	(253)	(40%)	(563)	(1,440)	(61%)
Proceeds from Insurance on Involuntary Conversion	-	1	NM	109	639	(83%)
Proceeds from Sale of Property	-	3	NM	-	3	NM
Net Cash Flow from Investing	$(152)	$(249)	NM	$(454)	$(798)	(43%)

Cash Flow from Financing
Proceeds from Warrants Exercised	-	-	-	-	171	-
Proceeds from issuances of common stock and warrants	1,256	(8)	NM	1,256	3,364	NM
Net Change in Debt	(1,460)	2,107	NM	1,250	2,023	(38%)
Net Cash Flow from Financing	$(204)	$2,099	NM	$2,506	$5,558	(55%)

Net Change in Cash	$(433)	$(363)	19%	$(1,884)	$562	NM

BOP Cash Balance	$4,374	$6,188		$5,825	$5,263
Net Change in Cash	(433)	(363)		(1,884)	562
EOP Cash Balance	$3,941	$5,825		$3,941	$5,825

RiceBran Technologies
EBITDA and Adjusted EBITDA Reconciliation (Unaudited) (Non-GAAP)
(in $000)

	3 Months Ended			12 Months Ended
	12/31/22	12/31/21	% Chg.	12/31/22	12/31/21	% Chg.

Net Loss	$(1,679)	$(5,404)	(69%)	$(7,858)	$(8,949)	(12%)
Interest Expense	163	110	48%	550	462	19%
Income Taxes	(1)	20	NM	19	21	(10%)
Depreciation and Amortization	559	621	(10%)	2,250	2,592	(13%)
EBITDA	$(958)	$(4,653)	(79%)	$(5,039)	$(5,874)	(14%)

Gain on extinguishment of PPP loan	-	-	-	-	(1,792)	NM
Change in FV of Derivative Warrant Liability	(165)	(389)	NM	(189)	(389)	NM
Impairment of goodwill	-	3,915	NM	-	3,915	NM
Other Expense	70	29	141%	176	81	117%
Share-Based Compensation	399	292	37%	1,286	1,132	14%
Adjusted EBITDA	$(654)	$(806)	(19%)	$(3,766)	$(2,927)	29%

RiceBran Technologies
Net Cash and Net Debt Reconciliation (Unaudited) (Non-GAAP)
(in $000)

	Period Ending
	12/31/22	12/31/21	% Chg.

Cash and Cash Equivalents	$3,941	$5,825	(32%)
Less: Total Debt, Current and Non-current	7,459	6,046	23%
Net Cash (Debt)	$(3,518)	$(221)	NM